EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

William T. Hart, P.C.	________	Email: harttrinen@aol.com
Will Hart		Facsimile: (303) 839-5414
________	(303) 839-0061

 July 1, 2022

CEL-SCI Corporation

8229 Boone Blvd. #802

Vienna, Virginia 22182

By means of this prospectus, certain warrant holders of CEL-SCI Corporation (the “Company”) are offering to sell up to 1,079,483 shares of the Company’s common stock which are issuable upon the exercise of warrants.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and copy of the Registration Statement.

In our opinion, any shares issued upon the exercise of the warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART

By:	/s/ William T. Hart
William T. Hart

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